Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-75268, 33-80662, 33-93394, 333-29801, 333-60057, 333-79789, 333-43504, 333-72098 and 333-117193) pertaining to the 1994 Stock Option Plan and the 1994 Stock Purchase Plan, the 1994 Stock Option Plan,  the 1994 Employee Stock Purchase Plan, the 1994 Stock Option Plan, the 1994 Stock Option Plan, the 1994 Stock Option Plan, the 1994 Stock Option Plan and 1994 Stock Purchase Plan, the 1994 Stock Option Plan and the 1994 Stock Option Plan and 1994 Employee Stock Purchase Plan and the Registration Statements (Form S-3 Nos. 333-38266, 333-54912 and 333-116973) and in the related Prospectuses of our report dated January 30, 2003, with respect to the consolidated financial statements of InSite Vision Incorporated, included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

Palo Alto, California
March 28, 2005